Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No.3 to the Registration Statement (No. 333-192857) on Form N-2 of Monroe Capital Corporation (the Company) of our report dated March 7, 2014, relating to our audit of the consolidated financial statements appearing in the Preliminary Prospectus, which is part of this Registration Statement, and of our report dated May 9, 2014, relating to our audit of the senior securities table appearing elsewhere in this Registration Statement.

We also consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm” and “Selected Consolidated Financial Data” in such Preliminary Prospectus.

/s/ McGladrey LLP

Chicago, Illinois

May 9, 2014